2CE Putnam International Value Fund annual report
6/30/15

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 3,166
Class B	         53
Class C		   107
Class M		    39

72DD2 (000s omitted)

Class R		    43
Class R5	-
Class R6           79
Class Y		   103

73A1

Class A	      0.209
Class B		 0.105
Class C	      0.127
Class M	      0.146

73A2

Class R		 0.185
Class R5        0.247
Class R6        0.259
Class Y		 0.241

74U1 (000s omitted)

Class A		14,672
Class B		   415
Class C		   824
Class M		   249

74U2 (000s omitted)

Class R		   234
Class R5	1
Class R6          306
Class Y          492

74V1

Class A		 11.06
Class B		 10.98
Class C		 10.96
Class M		 11.07

74V2

Class R		 10.88
Class R5        11.10
Class R6        11.11
Class Y		 11.07


Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.